Exhibit 10.16

SEPARATION AGREEMENT AND RELEASE

This Agreement (“Agreement”) is entered into this 8th day of October, 2008 (the “Effective Date”) by and between Spectrum Brands, Inc. (“Spectrum”) and Amy J. Yoder (“Yoder”).

WHEREAS, Yoder has been employed by Spectrum as the President, United Industries; and

WHEREAS, Yoder and Spectrum are parties to an Employment Agreement, dated March 27, 2007, as amended by the Amendment to Employment Agreement, dated June 9, 2008 (collectively the “Employment Agreement”), and attached to this Agreement as Exhibit A; and

WHEREAS, Spectrum and Yoder have agreed that Yoder will relinquish her position as President, United Industries as of October 8, 2008 and will likewise cease to be employed by Spectrum effective as of that date; and

WHEREAS, Spectrum and Yoder desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement, the June 9, 2008 Retention Agreement, and all other issues relating to Yoder’s employment with Spectrum.

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Yoder and Spectrum agree as follows:

I. LAST DAY OF EMPLOYMENT. Yoder’s last day of employment with Spectrum will be October 8, 2008.

II. ACKNOWLEDGEMENT AND CONSIDERATION. In consideration of the promises set forth in this Agreement, Spectrum will provide to Yoder those payments and other remuneration set forth in Exhibit B. Yoder acknowledges that she is not otherwise entitled to all of the benefits provided under this Agreement and that she understands that she will not receive all of these benefits unless she signs this Agreement and it becomes effective. Yoder also acknowledges that notwithstanding anything to the contrary in this Agreement (including the Exhibits): (a) Yoder will be responsible for the tax liability associated with any payments made to her pursuant to this Agreement; (b) Spectrum may withhold from any payment an amount equal to the amount Spectrum is required to withhold for Federal, state or local tax purposes; and (c) if Spectrum does not have access to an amount sufficient to satisfy its withholding requirement with respect to any payment, Spectrum may require Yoder to pay to Spectrum an amount sufficient to satisfy Spectrum’s withholding obligation as a condition to Spectrum’s making such payment to Yoder.

III. GENERAL RELEASE BY YODER. Except as set forth in Paragraph IV below or as otherwise set forth in this Agreement, Yoder on her own behalf and for her spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Spectrum, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with her employment or her termination of employment with Spectrum. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., 42 U.S.C. §§ 1981-1986, the Civil Rights Act of 1991, the Americans with Disabilities Act, any state or federal whistleblower statute, all claims for defamation and wrongful discharge, and any other claims whether based on contract or tort and whether under federal, state, or local law. For the avoidance of doubt, Yoder acknowledges that the benefits provided in Exhibit B of the Agreement are in full satisfaction of any and all obligations of Spectrum under the Employment Agreement.

IV. CLAIMS NOT WAIVED OR RELEASED. This Agreement does not waive any claims that Yoder may have (a) under any workers’ compensation law; (b) under any plan currently maintained by Spectrum that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Spectrum that provides health insurance continuation or conversion rights; (d) that Yoder by law may not waive; (e) not arising out of or in connection with her employment or the termination of her employment; or (f) for indemnity for third party claims against Yoder for actions taken while she was an employee of Spectrum, as provided under Wisconsin Statutes, Spectrum’s Charter, Spectrum’s by-laws,

Spectrum’s Directors and Officers insurance policy, or otherwise. Pursuant to the terms of the applicable indemnification agreements and policies, Yoder agrees to tender defense of any claims described in clause (f) of the preceding sentence, and be represented by counsel for Spectrum, unless there is a conflict of interest.

V. GENERAL RELEASE BY SPECTRUM. Except as set forth in Paragraph IV above or as otherwise set forth in this Agreement, Spectrum, on behalf of itself and the Released Parties, hereby releases and forever discharges Yoder, on her own behalf and for her spouse, heirs, successors, assigns, executors and representatives of any kind, from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown arising prior to or on the date of execution of this Agreement, including but not limited to any claims, demands, rights, liabilities, and causes of action arising or having arisen out of or in connection with Yoder’s employment or her termination of employment with Spectrum, provided, however, that nothing in the release set forth in this Paragraph V waives any claims that Spectrum or the Released Parties may have that Spectrum and/or the Released Parties by law may not waive.

VI. COVENANT NOT TO SUE. Yoder understands and agrees that this Agreement does prohibit Yoder from initiating or participating in a lawsuit against the Released Parties for any claim released in Paragraph III and does prohibit Yoder from recovering any money damages or any other moneys for herself for any claim released under Paragraph III through an action or proceeding brought by others. Yoder further understands that if she violates any of the commitments she has made in this Agreement, Spectrum may discontinue or seek to recover all of the payments, benefits and other rights provided in exchange for acceptance of this Agreement in accordance with the dispute resolution procedure set forth in Paragraph XI below.

VII. NON-DISPARAGEMENT; COMMENTS TO CUSTOMERS BY YODER. The parties agree not to make disparaging remarks to customers, suppliers or others about Spectrum’s business, products or employees, or about Yoder. For purposes of this paragraph, “disparaging remarks” by Yoder shall include, but are not limited to, any comments, whether written or oral, which directly or indirectly discredits or disparages Spectrum or its practices or is or could be detrimental to the reputation or competitive advantage of Spectrum in the marketplace, including any such comments made to customers of Spectrum. The foregoing shall not be construed to prevent a party from giving truthful testimony in any proceeding if required by law.

VIII. NON-ADMISSION. This Agreement does not constitute an admission by either party that any action they took prior to the date hereof with respect to the other was wrongful, unlawful or in violation of any statute, law or regulation. Instead, this Agreement is entered into solely for the purposes of compromise and to clarify the parties’ respective rights and obligations.

IX. NOTICES. Any notice to be given under this Agreement will be in writing, and will be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:

For notices and communications to Spectrum:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6295

Attention: General Counsel

For notices and communications to Yoder:

Amy J. Yoder

1432 Ruffner Lane

Lawrenceville, Georgia 30043

Facsimile:

X. PREVIOUS AGREEMENTS. Except as otherwise specifically provided in this Agreement, the Employment Agreement (other than Sections 6, 7 and 9 thereof) and all other agreements between the parties (including but not limited to the Retention Agreement) are hereby terminated and all rights and obligations thereunder are of no further force or effect.

Yoder understands and agrees that this document and Sections 6, 7 and 9 of the Employment Agreement contain the entire agreement between Yoder and Spectrum relating to her employment with Spectrum, that this Agreement supersedes and displaces any prior agreements (other than Sections 6, 7 and 9 of the Employment Agreement) and discussions between Yoder and Spectrum relating to such matters and that she may not rely on any such prior agreements and discussions.

XI. GOVERNING LAW; DISPUTES. This Agreement will be construed under and governed by the laws of the State of Georgia, without reference to its conflicts of law principles. Disputes arising out of this Agreement (but not those arising out of Section 6 or 7 of the Employment Agreement) will be resolved in binding arbitration pursuant to the rules of the American Arbitration Association, with the forum of such arbitration to be in Atlanta, Georgia. The parties also agree that the prevailing party will be entitled to recover costs, including attorneys’ fees, incurrend in enforcing this Agreement, except as prohibited by law.

XII. VOLUNTARY AGREEMENT. Yoder acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily with the assistance and upon the advice of counsel of her choice.

XIII. CONSIDERATION AND REVOCATION PERIOD. Yoder acknowledges that, among other rights, she is waiving and releasing any rights she may have under ADEA, that she was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it (even if she chose not to take the full twenty-one (21) days), and that she was encouraged by Spectrum to consult an attorney during the twenty-one (21) day period about this Agreement. Yoder further acknowledges that the consideration given for this release of claims is in addition to anything of value to which she was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed. Yoder further understands that for a period of seven (7) days following her execution of this Agreement, she may revoke this Agreement by doing so in writing and that the Agreement will remain revocable until the revocation period has expired without revocation. Any revocation must be delivered to Spectrum in accordance with the Notice provisions set forth in Paragraph IX.

XIV. WAIVER AND MODIFICATION. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions in this Paragraph XIII may be waived or modified in whole or in part as against Spectrum or Yoder, except by written instrument duly executed, in the case of waiver, by the party waiving compliance or, in the case of a modification, by Spectrum and Yoder and expressly stating that it is intended to operate as a waiver or modification, as applicable, of this Agreement.

XV. CAPTIONS. The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

XVI. SEVERABILITY. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and so limited shall remain in full force and effect together with all other provisions of this Agreement. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants or other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Spectrum Brands, Inc.		Amy J. Yoder

By:	/s/ Kent J. Hussey		/s/ Amy J. Yoder

Date:	October 8, 2008	Date:	October 8, 2008

EXHIBIT A

EMPLOYMENT AGREEMENT &

AMENDMENT TO EMPLOYMENT

AGREEMENT

Exhibit A is omitted. A copy of Ms. Yoder’s Employment Agreement, dated March 27, 2007, has been filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2007, filed with the SEC on August 10, 2007. A copy of Ms. Yoder’s First Amendment to the Employment Agreement, effective June 9, 2008, has been filed as Exhibit 10.22 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the SEC on August 8, 2008.

EXHIBIT B

SUMMARY OF CONSIDERATION TO YODER

PURSUANT TO PARAGRAPH II

1. Cash Payments. Yoder will be entitled to cash payments from Spectrum, as follows:

A. Base salary continuation in an amount equal to $500,000, paid in accordance with the following schedule: 15 equal monthly installments of $33,333.33 on November 30, 2008 and on the 30th day of each succeeding month (and the last day of each February) until and including January 30, 2010.

B. Bonus continuation in an amount equal to the amount that Yoder would have received, based on the performance of Spectrum and other agreements with respect thereto, under Section 3(b) of the Employment Agreement (and including the June 9, 2008 amendment to the Employment Agreement) for fiscal year 2008 if her employment had not been terminated before the date on which this bonus payment is made, paid in accordance with the following schedule: 15 equal monthly installments of 1/15th of such amount on November 30, 2008 and on the 30th day of each succeeding month (and the last day of each February) until and including January 30, 2010.

C. A bonus payment for the fiscal year ending September 30, 2008, to be paid in 2008 when bonuses are otherwise payable to Spectrum employees under Spectrum’s Management Incentive Plan, in an amount equal to the amount that Yoder would have received, based on the performance of Spectrum and other agreements with respect thereto, under Section 3(b) of the Employment Agreement (and including the June 9, 2008 amendment to the Employment Agreement) for that fiscal year if her employment had not been terminated before the date on which this bonus payment is made.

D. A payment for the fiscal year ending September 30, 2008 under Spectrum’s Long Term Incentive Plan, in an amount equal to $250,000, to be paid in 2008 when bonuses under Spectrum’s Long Term Incentive Plan are otherwise payable to Spectrum employees.

E. An amount equal to the value of Yoder’s unused portion of her yearly four weeks of vacation, to be paid no later than October 31, 2008.

F. A payment in the amount of $225,000, payable on December 31, 2008.

The cash payments described above will be made net of any Federal, state or local income, employment or other taxes required to be withheld.

2. Welfare Benefit Continuation. For the 15-month period beginning on November 1, 2008, Yoder will be permitted to continue participating in the following plans at the same levels as those provided to Yoder and her dependents by Spectrum on October 8, 2008, with the cost of each such benefit for any plan year to be borne by Yoder and Spectrum in the same proportions as they are borne by then-current Executive Committee members and Spectrum for the plan year:

i.	Medical and dental insurance;

ii.	Life insurance;

iii.	Supplemental executive life insurance;

iv.	Long-term disability insurance; and

v.	Supplemental long-term disability insurance.

Yoder acknowledges that the provision of medical and dental insurance coverage pursuant to Paragraph 2(A)(i) above will satisfy Spectrum’s obligations to provide continuation coverage under Code section 4980B. In all cases, reimbursements of medical and dental expenses will be made in accordance with the terms and conditions of the plans maintained by Spectrum for its employees generally and, without limiting the foregoing, to the extent that Yoder is provided medical and dental coverage after the end of the period during which Spectrum would be required to provide continuation coverage under Code section 4980B, reimbursements will be made no later than the last day of the calendar year after the year in which the reimbursable expense is incurred by Yoder or her dependents.

3. Restricted Stock. Any restrictions still in effect with respect to any outstanding shares of restricted stock previously awarded to Yoder will lapse in accordance with the provisions of the Restricted Stock Award Agreements evidencing the awards of such restricted stock. Notwithstanding any restrictions on the transferability of these shares in effect at any relevant time, Spectrum will retain that number of shares having an aggregate fair market value as of Effective Date (and on any subsequent date as of which Yoder is considered to have received income as a result of the lapsing of the substantial risk of forfeiture on any restricted shares) equal to the amount of Federal, state and local income, employment and other taxes required to be withheld on the relevant date. For this purpose, the fair market value of the shares on any date will be the average of the high and low trading prices of the shares on that date.

4. D&O Insurance. Yoder shall be entitled to indemnification from Spectrum to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Yoder, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of Spectrum’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of Spectrum’s charter, by-laws and D&O Insurance will be made available to Yoder upon request.

5. Company Car. Yoder will continue to receive her current monthly car allowance of $1500 per month until January 30, 2010.

6. Outplacement Services. Spectrum will provide Yoder with outplacement services for six months beginning on October 8, 2008 through an outplacement firm selected by Yoder and Spectrum to the extent that the cost to Spectrum of these outplacement services does not exceed $12,000.00.